Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-266303

Free Writing Prospectus dated January 11, 2023

$1,221,280,000 or $1,433,600,000
Mercedes-Benz Auto Receivables Trust 2023-1
Issuer

Mercedes-Benz Retail Receivables LLC Depositor	Mercedes-Benz Financial Services USA LLC Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated January 11, 2023 (subject to completion) which describes the notes to be issued by the issuer.  You should review the preliminary prospectus in its entirety before deciding to purchase any of the offered notes.

Ratings

The depositor expects that the notes offered by the issuer will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	S&P Global Ratings	Fitch Ratings, Inc.
Class A-2	AAA (sf)	AAAsf
Class A-3	AAA (sf)	AAAsf
Class A-4	AAA (sf)	AAAsf

It is a condition to the issuance of the notes that each class of the offered notes receive the ratings listed above.

Joint Bookrunners

MUFG	BofA Securities	SOCIETE GENERALE

Co-Managers

Citigroup		Santander

Mercedes-Benz Retail Receivables LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Mercedes-Benz Retail Receivables LLC has filed with the SEC for more complete information about Mercedes-Benz Retail Receivables LLC and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Mercedes-Benz Retail Receivables LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.